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                           CERTIFICATE OF DESIGNATION
                                       OF
                            SERIES M PREFERRED STOCK
                                       OF
                        U.S. TRANSPORTATION SYSTEMS, INC.

         Pursuant to the provisions of Nevada Revised Statutes, Title 7, Chapter 78, Section 1955 the undersigned officers do hereby certify:

         FIRST: That by the certificate of incorporation duly filed in that State of Nevada, the total number of shares which this Corporation may issue is stated by Article FIFTH to be as follows:

         The aggregate number of shares which the Corporation shall have the authority to issue is 50,000,000 shares of Common Stock, $.01 par value, designated as "Common Stock," and 10,000,000 shares of Preferred Stock, par value $.01, designated as "Preferred Stock." The Board of Directors is authorized, subject to limitations prescribed by law and the provisions hereof, to provide for the issuance from time to time of Preferred Stock in one or more series, and by filing a certificate pursuant to ss.78.1955 of the Nevada General Corporation Law, as amended and supplemented from time to time, to establish the number of shares to be included in each such series, and fix the voting powers, designations, preferences, limitations, restrictions, relative rights, and distinguishing designation of the shares of each such series not fixed hereby. The aforesaid authorization of the Board shall include, but not be limited to, the power to provide for the issuance of shares of any series of Preferred Stock convertible, at the option of the holder or of the Corporation or both, into shares of any other class or classes or of any series of the same or any other class or classes.

         SECOND: That pursuant to the authority so vested in the Board of Directors by the certificate of incorporation, the Board of Directors at a meeting duly convened and held on November 18, 1996 adopted the following resolution:

                  RESOLVED, that there be created a series of preferred stock to be designated as Series M Preferred Stock, the number of shares of such series to be one hundred and eighty thousand (180,000), which the Corporation may issue. The designation, relative rights, preferences and limitations of the Series M Preferred Stock shall be as follows:



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         A.       Dividend Rights

                  Holders of Series M Preferred Stock are entitled to receive no dividends.

         B.       Voting Rights

                  The holders of Series M Preferred Stock shall not be entitled to receive notice of any meeting of the shareholders of the Corporation nor to cast votes at any such meeting.

         C.       Liquidation Preference

                  In the event of a voluntary or involuntary liquidation or winding up of the Corporation, the holders of Series M Preferred Stock will be entitled to receive out of the assets of the Corporation available for distribution to shareholders $10.00 per share plus all accrued and unpaid dividends, whether or not declared, before any distribution is made to the holders of Common Shares or any other class or series of stock ranking junior to the Series M Preferred Stock as to distribution of assets. No payment on account of such liquidation or a dissolution or winding up of the affairs of the Corporation shall be made to the holders of any class or series of stock ranking on a parity with the Series M Preferred Stock in respect of the distribution of assets, unless there shall likewise be paid at the same time to the holders of the Series M Preferred Stock like proportionate distributive amounts, ratably, in proportion to the full distributive amounts to which they and the holders of such parity stock are respectively entitled with respect to such preferential distribution. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series M Preferred Stock will have no further interest in the assets of the Corporation. The foregoing liquidation rights shall not be operative in the event of (i) any consolidation or merger of the Corporation with or into any other corporation, (ii) any dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by reincorporation of a successor corporation or creation of a successor partnership or (iii) a sale or other disposition of all or substantially all of the Corporation's assets to another corporation or partnership if, in each case, effective provision is made in the certificate of incorporation of the resulting or surviving corporation or the articles of partnership of the resulting partnership or otherwise, for the protection of the rights of the holders of the Series M Preferred Stock.




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         D.  Conversion

                  The Series M Preferred Stock shall be convertible, at the discretion of the record holder thereof, into Common Stock at any time after December 31, 1997. Each share of the Series M Preferred Stock shall be convertible into 9.5 shares of Common Stock. Said conversion rate shall be subject to equitable adjustment at the reasonable discretion of the Board of Directors of the Corporation in the event of the occurrence of the following events: a dividend or distribution payable in shares of Common Stock, subdivisions, combinations or reclassifications of the Common Stock, the distribution to the holders of Common Stock of evidences of indebtedness or assets (excluding cash dividends or distributions made out of current or retained earnings), a merger or consolidation, reorganization, or sale of the assets of the Corporation.

                  The conversion right may be exercised only by the record holder of Series M Preferred Stock, in whole or in part, by the surrender of the share certificate or share certificates representing the Series M Preferred Stock to be converted at the principal office of the Corporation (or at such other place as the Corporation may designate in a written notice sent to the holder by first-class mail, postage prepaid, at its address shown on the books of the Corporation). Each Series M Preferred Stock certificate surrendered for conversion shall be endorsed by its holder.

         THIRD: That the said resolution of the Board of Directors, and the creation and authorization of issuance thereby of said series of preferred stock and determination thereby of the dividend rate, voting rights, liquidation preference, and conversion right, were duly made by the Board of Directors pursuant to authority as aforesaid and in accordance with Section 1955 of the General Corporation Law.

Signed on November 22, 1996             U.S. TRANSPORTATION SYSTEMS, INC.


                                        By:
                                           ------------------------------------
                                                Terry A. Watkins
                                                Executive Vice President


                                        By:
                                           ------------------------------------
                                           Michael Margolies, Secretary


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STATE OF NEW YORK   )
                    )SS.:
COUNTY OF NEW YORK  )

         On November 22, 1996, personally appeared before me, a Notary Public, for the State and County aforesaid, Terry A. Watkins, as Executive Vice President of U.S. Transportation Systems, Inc., who acknowledged that he executed the above instrument.


                                               ------------------------------
                                                Notary Public



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